EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Oppenheimer Holdings Inc. (the "Company") of our report dated February 25, 2004 relating to the financial statements which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

"PricewaterhouseCoopers LLP"

New York New York

July 27, 2004